Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-43563, 333-47019 and 333-102140 on Forms S-8 of Baxter International Inc. of our report dated June 27, 2012, appearing in this Annual Report on Form 11-K of Baxter Healthcare of Puerto Rico Savings and Investment Plan for the year ended December 31, 2011.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Oak Brook, Illinois

June 27, 2012